Calculation of Filing Fee Tables
S-8
Angi Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.001	457(a)	2,400,000	$ 6.015	$ 14,436,000.00	0.0001381	$ 1,993.61
Total Offering Amounts:						$ 14,436,000.00		$ 1,993.61
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,993.61
Offering Note
[1]	(1) This Form S-8 covers up to 2,400,000 shares of Angi Inc. Class A Common Stock, par value $0.001 per share ("Class A Common Stock"), issuable in connection with the settlement of equity awards granted under the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan (the "Amount Registered"). (2) Pursuant to Rule 416(a) under the Securities Act, the Amount Registered pursuant to this Form S-8 also covers additional securities that may be offered as a result of stock splits, stock dividends, recapitalizations or similar transactions. (3) The Proposed Maximum Offering Price Per Unit and Maximum Aggregate Offering Price have been estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, based on the average of the high and low sale prices of Class A Common Stock, as quoted on the Nasdaq Global Select Market on June 3, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources